   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2000.


                                                      REGISTRATION NO. 333-46208

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                               13-3989167
       (State or other jurisdiction of                                 (I.R.S. Employer
        incorporation or organization)                               Identification No.)

                              4440 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041
                                 (713) 335-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

        Agent for Service:                               Copies of Communications to:
        STEPHEN A. SNIDER                   VALERIE L. BANNER                CHRISTINE B. LAFOLLETTE
       PRESIDENT AND CHIEF              SENIOR VICE PRESIDENT AND                KING & SPALDING
        EXECUTIVE OFFICER                    GENERAL COUNSEL              1100 LOUISIANA ST., SUITE 3300
 UNIVERSAL COMPRESSION HOLDINGS,     UNIVERSAL COMPRESSION HOLDINGS,        HOUSTON, TEXAS 77002-5219
                INC.                               INC.                           (713) 751-3239
       4440 BRITTMOORE ROAD                4440 BRITTMOORE ROAD                FAX: (713) 751-3290
       HOUSTON, TEXAS 77041                HOUSTON, TEXAS 77041
          (713) 335-7000                      (713) 335-7241
  (Name, address, including zip            FAX: (713) 466-6720
               code,
 and telephone number, including
  area code, of agent for service)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED OCTOBER 30, 2000


PROSPECTUS

                                 500,000 SHARES

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                             ---------------------
                                  COMMON STOCK

                             ---------------------

     This prospectus relates to the offering, from time to time, of up to 500,000 shares of common stock of Universal Compression Holdings, Inc. by certain of our shareholders. We will not receive any of the proceeds from the sale of the shares being offered. We are registering the resale of these shares, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling shareholders.

     The selling shareholders received these shares of common stock as consideration for the merger of Gas Compression Services, Inc. into a subsidiary of Universal Compression Holdings, Inc. Universal consummated this merger on September 15, 2000. The selling shareholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters, or dealers on terms to be determined at the time of sale. If required, the name of any agents, underwriters or dealers and any other required information will be set forth in the prospectus supplement.


     Our common stock is listed on the New York Stock Exchange under the symbol "UCO." On October 27, 2000, the last sale price of the common stock as reported on the New York Stock Exchange was $29.75 per share. The shares of common stock offered pursuant to this prospectus are listed on the New York Stock Exchange.


                             ---------------------

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Our Company.................................................    2
Risk Factors................................................    3
Special Note Regarding Forward-Looking Statements...........    9
Use of Proceeds.............................................    9
Selling Shareholders........................................   10
Plan of Distribution........................................   11
Legal Matters...............................................   11
Experts.....................................................   12


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, certain of our shareholders (the "selling shareholders") may sell up to an aggregate of 500,000 shares of common stock in one or more offerings. This prospectus provides you with a general description of the common stock. You should read this prospectus and any applicable prospectus supplement provided to you, together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

     You should rely only on the information contained in this prospectus and any applicable prospectus supplement that may be provided to you. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since that date.

     The terms "Universal," "our company," "we," "our" and "us," when used in this prospectus, refer to Universal Compression Holdings, Inc. and its subsidiaries, including Universal Compression, Inc., as a combined entity, and include its predecessors, including Tidewater Compression Service, Inc., except where it is made clear that such terms mean only the parent company.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

     The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC, which means that we disclose important information to you by referring to such documents. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. In addition, any information that we file with the SEC subsequent to the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below and any filings that we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that the selling shareholders sell all of the common stock offered by this prospectus:

     - Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;


     - Current Reports on Form 8-K filed on April 7, 2000, May 5, 2000, June 2, 2000, June 8, 2000, August 9, 2000, September 29, 2000 and October 26, 2000; and


     - The description of the common stock included in our Registration Statement on Form 8-A dated April 20, 2000, as amended on May 15, 2000.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at Universal Compression Holdings, Inc., 4440 Brittmoore Road, Houston, Texas 77041, (713) 335-7000.

                                  OUR COMPANY

     We are a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services and products to the natural gas industry. These services and products are essential to the production, transportation and processing of natural gas by producers, gatherers and pipeline companies. We acquired our business in 1998 through the acquisition of Tidewater Compression Service, Inc., which has been in the gas compression services business since 1954. Today, we own one of the largest gas compressor fleets in the United States, and have a growing presence in key international markets.

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 4440 Brittmoore Road, Houston, Texas 77041 and our telephone number at that address is (713) 335-7000. Our website is located at www.universalcompression.com. Information contained on our website is not a part of this prospectus. Unless the context otherwise requires, all references to us include our consolidated subsidiaries.

                                  RISK FACTORS


     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and in our other filings incorporated by reference before deciding to invest in our common stock. The risks described below and in our other filings incorporated by reference are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.


RISKS INHERENT IN OUR INDUSTRY

WE ARE SIGNIFICANTLY DEPENDENT ON DEMAND FOR NATURAL GAS, AND A PROLONGED, SUBSTANTIAL REDUCTION IN THIS DEMAND COULD ADVERSELY AFFECT THE DEMAND FOR OUR SERVICES AND PRODUCTS.

     Gas compression operations are materially dependent upon the demand for natural gas. Demand may be affected by, among other factors, natural gas prices, demand for energy and availability of alternative energy sources. Any prolonged, substantial reduction in the demand for natural gas would, in all likelihood, depress the level of production, exploration and development activity and result in a decline in the demand for our compression services and products. This could materially adversely affect our results of operations.

MOST OF OUR COMPRESSOR LEASES HAVE SHORT INITIAL TERMS, AND WE WOULD NOT RECOUP THE COSTS OF OUR INVESTMENT IF WE WERE UNABLE TO RE-LEASE THE COMPRESSORS.

     In most cases, the initial terms of our compressor leases, unless extended by the lessee, are too short to enable us to recoup the average cost of acquiring or fabricating compressors under currently prevailing lease rates. As a result, we assume substantial risk of not recovering our entire investment in the equipment we acquire or fabricate. Although we historically have been successful in re-leasing our compressors, there can be no assurance that we will continue to be able to do so or that a substantial number of our rental customers will not terminate their leases at approximately the same time. This would have an adverse effect on our revenues.

WE INTEND TO MAKE SUBSTANTIAL CAPITAL INVESTMENTS TO IMPLEMENT OUR GROWTH STRATEGY.

     We anticipate that we will continue to make substantial capital investments to expand our compressor rental fleet. Prior to our initial public offering, we financed these investments through internally generated funds, debt offerings and our credit facility and, to a lesser extent, lease financings. In addition to the operating lease facility we entered into concurrently with our initial public offering in May 2000, we intend to utilize leasing transactions in the future. These significant capital investments require cash that we could otherwise apply to other business needs. However, if we do not incur these expenditures while our competitors make substantial fleet investments, our market share may decline and our business may be adversely affected. In addition, if we are unable to generate sufficient cash internally or obtain alternative sources of capital, it could materially adversely affect our growth.

OUR BUSINESS SUBJECTS US TO POTENTIAL LIABILITIES WHICH MAY NOT BE COVERED BY INSURANCE.

     Natural gas service operations are subject to inherent risks, such as equipment defects, malfunction and failures and natural disasters which can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, wrongful death, property damage, pollution and other environmental damages. Although we have obtained insurance against many of these risks, there can be no assurance that our insurance will be adequate to cover our liabilities. Further, there can be no assurance that insurance will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

WE ARE SUBJECT TO SUBSTANTIAL ENVIRONMENTAL REGULATION, AND CHANGES IN THESE REGULATIONS COULD INCREASE OUR COSTS OR LIABILITIES.

     We are subject to stringent and complex federal, state and local laws and regulatory standards, including regulations regarding the discharge of materials into the environment, emission controls and other environmental protection concerns. Environmental laws and regulations may, in some circumstances, impose "strict liability" for environmental contamination, rendering us liable for cleanup costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. In addition, it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Cleanup costs and other damages arising as a result of environmental laws, and costs associated with changes in existing environmental laws and regulations or the adoption of new laws and regulations could be substantial and could have a material adverse effect on our operations and financial condition. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties.

     We currently are engaged in remediation and monitoring activities with respect to some of our properties. We believe that former owners and operators of some of these properties, including Tidewater Inc., are responsible under environmental laws and contractual agreements to pay for or perform some of these activities, or to indemnify us for some of our remedial costs. There can be no assurance that these former owners and operators will fulfill their legal or contractual obligations, and their failure to do so could result in material costs to us.

     We routinely deal with natural gas, oil and other petroleum products. As a result of our engineered products and overhaul and field operations, we generate, manage and dispose of or otherwise recycle hazardous wastes and substances, such as solvents, thinner, waste paint, waste oil, washdown wastes and sandblast material. Although it is our policy to utilize generally accepted operating and disposal practices in accordance with applicable environmental laws and regulations, hydrocarbons or other wastes may have been disposed or released on, under or from properties owned, leased, or operated by us or on or under other locations where such wastes have been taken for disposal. These properties and the wastes disposed on them may be subject to investigatory, remedial and monitoring requirements under federal, state and local environmental laws.

     We believe that our operations are in substantial compliance with applicable environmental laws and regulations. Nevertheless, the modification or interpretation of existing federal, state and local environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on us and other similarly situated service companies.

WE MAY BE UNABLE TO IDENTIFY SUITABLE ACQUISITION CANDIDATES OR SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES INTO OUR BUSINESS.


     We completed the acquisition of Gas Compression Services, Inc. on September 15, 2000. On October 23, 2000, we signed a merger agreement to acquire the Weatherford Global Compression Services division, the gas compression business of Weatherford International, Inc. The consummation of the Weatherford Global transaction is subject to financing conditions, approval of our shareholders, Weatherford's purchase of a minority interest in the division, applicable regulatory approval, and certain customary closing conditions. In accordance with our business strategy, we intend to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We are unable to predict whether or when any prospective candidate will become available or the likelihood of a material acquisition being completed.

     The acquisition of a business, including Gas Compression Services, Inc. and, if consummated, Weatherford Global Compression Services division, and any other acquisition candidates, involves a number of potential risks and uncertainties, including the risks and effects of legal and administrative proceedings and governmental regulations, costs, delays and other difficulties related to the integration of acquired businesses, the diversion of management's attention to the assimilation of the operations and personnel of the acquired business, and possible short-term adverse effects on our financial and operational results during the integration process. In addition, we may seek to finance any such acquisition through the issuance of new debt and/or equity securities. This could result in dilution to our existing shareholders. Alternatively, a substantial portion of our financial resources could be used to complete any large acquisition for cash, which would reduce our funds available for capital investment, operations or other activities.


WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

     The natural gas compression service and engineered products business is highly competitive. Our main competitors are large national and multinational companies which have significantly greater financial resources than our company. These competitors, like us, offer a wide range of compressors for sale or lease. If these companies substantially increase the resources they devote to the development and marketing of competitive products and services, we may not be able to compete effectively.

RISKS SPECIFIC TO AN INVESTMENT IN OUR COMPANY

WE ARE HIGHLY LEVERAGED AND VULNERABLE TO INTEREST RATE INCREASES.

     As of June 30, 2000, we had approximately $189.8 million in outstanding indebtedness, including capital lease obligations and the current portion of long-term debt. In addition, we recently refinanced or assumed approximately $57 million in related debt and operating leases of Gas Compression Services, Inc. in connection with the merger and approximately $6 million of debt related to their customer equipment financing and the associated customer notes receivable. Certain of our outstanding indebtedness bears interest at floating rates. Both the interest payments under our new credit facility and the lease payments under our operating lease facility bear interest at a floating rate (based on a base rate or LIBOR, at our option, in the case of the credit facility, and based on LIBOR, in the case of the operating lease facility), plus a variable amount depending on our operating results. Changes in economic conditions could result in higher interest and lease payment rates, thereby increasing our interest expense and lease payments and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service our debt, which may affect our ability to make future acquisitions or capital expenditures.

     Substantially all of our assets (including most of the assets acquired in the Gas Compression Services, Inc. merger) have been pledged as collateral under our operating lease facility and our revolving credit facility. In addition, our debt agreements and operating lease facility contain covenants that restrict our operations. These covenants place limitations on, among other things, our ability to enter into acquisitions, sales and operating lease transactions, incur additional indebtedness and create liens, and could hinder our flexibility and restrict our ability to take advantage of market opportunities or respond to changing market conditions.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO SPECIAL RISKS THAT ARE DIFFICULT TO PREDICT, INCLUDING POLITICAL INSTABILITY, FOREIGN EXCHANGE RATE AND REPATRIATION RISKS.

     Approximately 10.8% of our revenues during the fiscal year ended March 31, 2000, and 11.8% of our revenues during the quarter ended June 30, 2000, was derived from international operations. We intend to continue to expand our business in Latin America and Southeast Asia and, ultimately, other international markets, directly and through joint ventures. Our international operations are affected by global economic and political conditions. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. In addition, the financial condition of foreign customers may not be as strong as that of our current domestic customers.

     Our operations may also be adversely affected by significant fluctuations in the value of the U.S. dollar. Although we attempt to match costs and revenues in terms of local currencies, we anticipate that as we continue our expansion on a global basis, there will be many instances in which costs and revenues will not be matched with respect to currency denomination. As a result, we anticipate that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. While we may use foreign currency forward contracts or other currency hedging mechanisms to minimize our exposure to currency fluctuation, there can be no assurance that any hedges will be implemented, or if implemented, will achieve the desired effect. We may experience economic loss and a negative impact on earnings solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we conduct business could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

WE ARE DEPENDENT ON PARTICULAR SUPPLIERS AND ARE VULNERABLE TO PRODUCT SHORTAGES AND PRICE INCREASES.

     As a consequence of having a highly standardized fleet, some of the components used in our products are obtained from a single source or a limited group of suppliers. Our reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. The partial or complete loss of certain of these sources could have at least a temporary material adverse effect on our results of operations and could damage our customer relationships. Further, a significant increase in the price of one or more of these components could have a material adverse effect on our results of operations.

OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT TEAM, THE LOSS OF WHOM COULD DISRUPT OUR BUSINESS.

     Our success depends to a significant degree upon the continued contributions of key management, operations, engineering, sales and marketing, customer support, finance and manufacturing personnel. We are particularly dependent on Stephen A. Snider, our Chief Executive Officer. We do not maintain and do not intend to obtain key man life insurance for any of our employees. We have entered into employment agreements with Messrs. Stephen Snider, Richard FitzGerald, Newton Schnoor and Ernie Danner, and Ms. Valerie Banner, all of whom are members of our senior management team. The departure of any of our key personnel could have a material adverse effect on our business, operating results and financial condition. In addition, we believe that our success depends on our ability to attract and retain additional qualified employees. If we fail to recruit other skilled personnel, we could be unable to compete effectively.


CERTAIN OF OUR SHAREHOLDERS HAVE PRACTICAL CONTROL OVER MOST MATTERS REQUIRING APPROVAL OF THE SHAREHOLDERS.



     Following the issuance of the shares for the acquisition of Gas Compression Services, Inc. on September 15, 2000, Castle Harlan Partners III and its affiliates own approximately 22.0% of our common stock. In addition, Castle Harlan is a party to various voting agreements and voting trusts with several shareholders that currently give Castle Harlan control of up to 37.9% of our voting stock for a period ending up to November 2003. As of the date of this prospectus, if the Weatherford transaction described below is consummated Castle Harlan and its affiliates would own approximately 11.3% of our common stock and would have voting control of up to 19.4% of our voting stock. Further, we have agreed to nominate a total of three persons designated by Castle Harlan for election to our board of directors, so long as Castle Harlan and its affiliates beneficially own at least 15% of our outstanding stock (including shares over which it has voting control pursuant to voting agreements and trusts). In addition, shares held by Samuel Urcis, one of our directors who is not considered a director designee of Castle Harlan, is subject to a voting trust agreement with Castle Harlan. Castle Harlan's significant ownership and control of our stock and board representation give it the ability to exercise substantial influence over our policies, management and affairs and significant control over corporate actions requiring shareholder approval, including the approval of transactions involving a change in control. The interests of Castle Harlan could conflict with the interests of our other shareholders.


     On October 23, 2000, we signed a merger agreement to acquire the Weatherford Global Compression Services division, the gas compression business of Weatherford International, Inc., in exchange for the issuance of 13,750,000 shares of our common stock to Weatherford International. Castle Harlan and its affiliates have entered into a stockholders' agreement with Weatherford International providing that Castle Harlan and its affiliates will vote the shares under their control in favor of the issuance of our common stock to Weatherford. Assuming that the conditions to the closing of the merger are satisfied and the merger consummated, the shares issued to Weatherford International in connection with the merger will represent approximately 48% of our total outstanding shares. At the closing of the merger, Weatherford International must enter into a voting agreement that will require Weatherford, for a period of two years, to vote its shares held in excess of 33 1/3% of our total outstanding stock in the same proportion as the vote of those shares held by our shareholders other than Castle Harlan and its affiliates and Weatherford and its affiliates. In addition, the merger agreement provides for an increase of our board of directors by three members, with each new director to be designated for election by Weatherford, reduced to two directors if Weatherford and its affiliates own less than 20% of our outstanding stock, and with such right terminating if Weatherford and its affiliates own less than 10% of our outstanding stock. Further, our board of directors has taken action to render the limitations on business combinations contained in Section 203 of the Delaware General Corporation Law inapplicable to the transactions contemplated by the merger agreement and related agreements between Universal and Weatherford and its affiliates. In general, Section 203 of the DGCL imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder," which is in general a stockholder owning 15% or more of a corporation's outstanding voting stock, unless certain conditions are met, such as the approval of the merger by our board.



     As a result of the merger, Weatherford would have significant ownership and control of our stock and board representation. Thus, Weatherford would have the ability to exercise substantial influence over our policies, management and affairs and significant control over corporate actions requiring shareholder approval, including the approval of transactions involving change in control. The interests of Weatherford could conflict with the interests of our other shareholders.


THE SELLING SHAREHOLDERS RECEIVED A CERTAIN PERCENTAGE OF OUR SHARES IN THE MERGER.


     Upon the closing of the merger on September 15, 2000, the Reuben James Helton Trust Dated January 24, 2000 and Michael Pahl, the former shareholders of Gas Compression Services, Inc. and the selling shareholders under this prospectus, received shares representing approximately 8.7% and 0.8%, respectively, of the outstanding voting power of our common stock. If the selling shareholders sell all of their shares registered for sale pursuant to this prospectus, they will still own, prior to the issuance of any additional shares, approximately 5.6% and 0.5%, respectively, of our common stock, which they may also sell. As a result, these shareholders may influence matters submitted to a vote of holders of common stock, including the election of our directors.


A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK WILL BECOME ELIGIBLE FOR SALE IN THE FUTURE WHICH COULD DEPRESS OUR STOCK PRICE.


     Sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. As of October 20, 2000, we had 14,664,038 shares of common stock outstanding. We, our executive officers and directors, the selling shareholders and our other significant shareholders holding a total of 7,219,146 shares of our common stock have agreed not to sell any shares of common stock until November 20, 2000 without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Reuben James Helton Trust, one of the selling shareholders, may request a hardship exemption to sell up to 250,000 shares under this prospectus prior to such date. In addition, as of October 20, 2000, options to purchase 881,194 shares of our common stock are held by our officers, directors and employees. In addition, we expect to grant additional options in the future. We have filed a registration statement covering the sale of the approximately 1.9 million shares of our common stock reserved for issuance under our incentive stock option plan. The sale of a substantial number of shares within a short period of time could cause our stock price to decrease, or make it more difficult for us to raise funds through future offerings of our common stock.

WE MAY HAVE TO MAKE PAYMENTS TO TIDEWATER AND HOLDERS OF OUR SENIOR NOTES IF CERTAIN EVENTS OCCUR.

     Pursuant to the Purchase Price Adjustment Agreement entered into in connection with the acquisition of Tidewater Compression, we may have to pay an amount to Tidewater Inc. based on a formula if any of the following liquidity events occurs:

     - Castle Harlan sells its shares of our common stock,

     - we sell all or substantially all of our assets or we or our operating subsidiary merge with another entity, or

     - we enter into some types of recapitalizations.

     If any of the liquidity events described above occurs and Castle Harlan Partners III and its affiliates receives an amount greater than its accreted investment, defined as its initial investment increased at a compounded rate of 6.25% each quarter (which equates to approximately 27.4% annually), we must make a payment to Tidewater equal to 10% of the amount, if any, that Castle Harlan receives in excess of its accreted investment. Any payment is to be made in the same form of consideration as received by Castle Harlan. Any payment pursuant to this agreement would result in an increase in goodwill in the year of payment and a corresponding increase in goodwill and amortization expense in subsequent year. As of June 30, 2000, Castle Harlan's accreted investment was approximately $25.50 per share, which will continue to grow at a compounded rate of 6.25% per quarter.

     In addition to the Tidewater purchase price adjustment, in the event we experience a change of control, the holders of our 9 7/8% senior discount notes will have the right to require that we redeem those notes at a price equal to 101% of the accreted value, plus accrued and unpaid interest to date.

     If any of these payment events occurs, we may not have available funds sufficient to pay these obligations and, if we do have sufficient funds available, such payment will reduce our funds available for capital investment, operations and other purposes.

WE ARE A HOLDING COMPANY AND RELY ON OUR SUBSIDIARIES FOR OPERATING INCOME.

     We are a holding company and, as such, we derive all of our operating income from our operating subsidiary and its subsidiaries. We do not have any significant assets other than the stock of our operating subsidiary. Consequently, we are dependent on the earnings and cash flow of our subsidiaries to meet our obligations and pay dividends. Our subsidiaries are separate legal entities that are not legally obligated to make funds available to us. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us amounts necessary to meet our obligations or to pay dividends.

A THIRD PARTY COULD BE PREVENTED FROM ACQUIRING CONTROL OF US BECAUSE OF THE ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BYLAWS.

     There are provisions in our restated certificate of incorporation and bylaws that may make it more difficult for a third party to acquire, or attempt to acquire, control of us, even if a change in control would result in the purchase of your shares at a premium to the market price or would otherwise be beneficial to you. For example, our restated certificate of incorporation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, provisions of our restated certificate of incorporation, such as a staggered board of directors and limitations on the removal of directors, no shareholder action by written consent and limitations on shareholder proposals at meetings of shareholders, could make it more difficult for a third party to acquire control of us. Delaware corporation law may also discourage takeover attempts that have not been approved by our board of directors.

WE DO NOT EXPECT TO PAY DIVIDENDS.

     We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. In addition, our ability to pay dividends is restricted by the indenture related to our senior notes, our credit facility and our operating lease facility.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Certain matters discussed in this prospectus or in our other filings incorporated by reference are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus or incorporated by reference are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding the sufficiency of available cash flows to fund continuing operations, capital improvements, the expected amount of capital expenditures for the fiscal year, our future financial position, growth strategy and projected costs, and plans and objectives of management for future operations. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this prospectus.


     Although management believes the expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

     - conditions in the oil and gas industry, including the price of oil and natural gas and the demand for natural gas;

     - competition among the various providers of contract compression services;

     - changes in safety and environmental regulations pertaining to the production and transportation of natural gas;

     - inability to successfully integrate businesses acquired;

     - changes in economic or political conditions in the markets in which we operate; and

     - the introduction of competing technologies by other companies.

     The forward-looking statements included herein are only made as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus but have agreed to bear certain expenses associated with registering such shares under federal and state securities laws. We are registering the shares for sale to provide the selling shareholders with freely tradeable securities (subject to the contractual limitations discussed below), but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this prospectus:

     - the names of the selling shareholders,

     - the number of shares of common stock owned by each selling shareholder prior to this offering, and

     - the maximum number of shares of common stock that may be offered by each selling shareholder under this prospectus.


     The selling shareholders were shareholders of Gas Compression Services, Inc., which we recently acquired by merger. In addition, Reuben James Helton was the settlor of the Reuben James Helton Trust and Chairman of the Board for Gas Compression Services. Michael Pahl was Vice President of Gas Compression Services, and, as of the date of this prospectus, is an employee of Universal Compression, Inc., our operating subsidiary. Other than those affiliations and the ownership of our common stock, as discussed in "Risk Factors," neither of the selling shareholders has any position, office or other material relationship with our company. In connection with the completion of the merger of Gas Compression Services into our subsidiary Universal Compression, Inc. on September 15, 2000, we entered into a Registration Agreement with the selling shareholders. A copy of this agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Under the Registration Agreement, we agreed to file a registration statement promptly after the merger covering 500,000 shares of our common stock received by the selling shareholders in the merger, and to register the remaining 900,726 shares of our common stock owned by the selling shareholders on November 20, 2000 following the expiration of the lock-up period. In addition, the Reuben James Helton Trust, one of the selling shareholders, may request to sell up to 250,000 shares under a hardship exemption prior to expiration of the November 20, 2000 lock-up period. See "Plan of Distribution." Under the Registration Agreement, we are required to maintain the effectiveness of the registration statement until September 15, 2001 (the first anniversary of the merger), unless the selling shareholders dispose of all of their merger shares before that date. If we require the selling shareholders to suspend their sales of our common stock under the registration statement, we will extend the effectiveness of the registration statement for a period of time equal to the suspension. The Registration Agreement provides that we and the selling shareholders will indemnify each other for certain liabilities, including liabilities under the Securities Act.



     The following table consists of information provided by the selling shareholders and shows the number of shares of our common stock beneficially owned by each selling shareholder. Because the selling shareholders may sell all, some or none of the common stock offered under this prospectus, we do not know how many shares of our common stock will be held by the selling shareholders upon termination of this offering or any subsequent offering of the remaining shares of stock owned by the selling shareholders. However, for purposes of the following table as of October 20, 2000, we have assumed that all of the shares offered under this prospectus will be sold by the selling shareholders. See "Plan of Distribution."


                                 NUMBER OF SHARES                                                   PERCENTAGE OF
                                BENEFICIALLY OWNED                           NUMBER OF SHARES    SHARES BENEFICIALLY
                                   PRIOR TO THE       MAXIMUM NUMBER OF     BENEFICIALLY OWNED     OWNED AFTER THE
NAME OF SELLING SHAREHOLDER          OFFERING        SHARES BEING OFFERED   AFTER THE OFFERING        OFFERING
---------------------------     ------------------   --------------------   ------------------   -------------------
The Reuben James Helton Trust
  Dated January 24, 2000(1)...      1,278,580              450,000               828,580                5.6%
Michael L. Pahl...............        122,146               50,000                72,141                0.5%
                                    ---------              -------               -------                ----
          Total...............      1,400,726              500,000               900,726                6.1%
                                    =========              =======               =======                ====

---------------


(1) The Reuben James Helton Trust is an irrevocable trust that was formed by Reuben James Helton, as settlor. The term "selling shareholder" may also include the beneficiaries of the Trust that may receive shares of common stock pursuant to the terms of the Trust.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell shares of common stock pursuant to this prospectus in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares of common stock offered pursuant to this prospectus are listed on the New York Stock Exchange.

     Beginning November 20, 2000 (except as may be earlier allowed under a hardship exemption as described below), the selling shareholders may offer and sell the shares directly to purchasers or indirectly through agents, underwriters or dealers. The sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or any combination of these methods of sale. Agents or underwriters acting on behalf of any selling shareholder may receive compensation from the selling shareholder or from purchasers of the common stock for whom they act as agent in the form of discounts, concessions or commissions. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Agents, underwriters and dealers that participate in the distribution of common stock may be deemed to be underwriters for purposes of the Securities Act of 1933, as amended, and any discounts, concessions or commissions received by them from any selling shareholder and any profit on the resale of common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     If, from time to time, the selling shareholders decide to offer and sell the shares pursuant to an underwritten offering, they have agreed to do so through Merrill Lynch, Pierce, Fenner & Smith Incorporated on terms to be determined at the time of sale. In addition, the Reuben James Helton Trust, one of the selling shareholders, may request to sell up to 250,000 shares under a hardship exemption prior to expiration of the November 20, 2000 lock-up period, with any such sales being made through Merrill Lynch. Sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or any combination of these methods of sale. Merrill Lynch may receive compensation from the selling shareholder or from purchasers of the common stock for whom they act as agent in the form of discounts, concessions or commissions. Merrill Lynch may be deemed to be an underwriter for purposes of the Securities Act, and any discounts, concessions or commissions received by them from any selling shareholder and any profit on the resale of common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed setting forth any additional material information.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We estimate that we will spend approximately $50,000 for expenses in connection with the offering of shares by the selling shareholders.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for Universal by King & Spalding, Houston, Texas.

                                    EXPERTS


     The consolidated financial statements of Universal Compression Holdings, Inc. and subsidiaries and Universal Compression, Inc. and subsidiaries for the years ended March 31, 1999 and 2000 and for the period from December 12, 1997 (inception) through March 31, 1998 and the financial statements of Tidewater Compression Service, Inc. for the period from April 1, 1997 through February 20, 1998, incorporated in this prospectus by reference from our annual report on Form 10-K for Universal Compression Holdings, Inc. for the fiscal year ended March 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 500,000 SHARES

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which will be borne by the registrant. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee........................................  $ 3,557
Legal fees and expenses.....................................   20,000
Blue sky fees and expenses..................................    2,000
Accounting fees and expenses................................    4,000
Printing expenses...........................................   15,000
Miscellaneous...............................................    5,443
                                                              -------
          Total.............................................  $50,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to some statutory limitations, the liability of directors to the corporation or its shareholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. The registrant's Restated Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. The registrant's Bylaws provide that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. The Bylaws further permit the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant expects to maintain directors' and officers' liability insurance. In addition, the registrant has entered into indemnification agreements with each of its officers and directors, as well as officers of its operating subsidiary. The form of these indemnification agreements is incorporated by reference to Exhibit 10.33 to the registrant's Registration Statement on Form S-1, File No. 333-34090.

ITEM 16. EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          3.1            -- Restated Certificate of Incorporation of Universal
                            Compression Holdings, Inc. (incorporated by reference to
                            Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 2000).
          3.2            -- Restated Bylaws of Universal Compression Holdings, Inc.
                            (incorporated by reference to Exhibit 3.2 to Registrant's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 2000).
          4.1+           -- Registration Agreement, dated September 15, 2000, among
                            Universal Compression Holdings, Inc., the Reuben James
                            Helton Trust Dated January 24, 2000, and Michael Pahl.
          5.1+           -- Opinion of King & Spalding as to the legality of the
                            common stock being registered.
         23.1+           -- Consent of King & Spalding (included as part of its
                            opinion filed as Exhibit 5.1).
         23.2*           -- Consent of Deloitte & Touche LLP.


---------------


+Previously filed.


* Filed herewith.

ITEM 17. UNDERTAKINGS

  A. Undertaking to Update

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 of section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. Undertaking with Respect to Documents Incorporated by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Undertaking with Respect to Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES




     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 30, 2000.


                                            UNIVERSAL COMPRESSION HOLDINGS, INC.

                                            By:    /s/ STEPHEN A. SNIDER
                                              ----------------------------------
                                                      Stephen A. Snider
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated above.



                SIGNATURE                                           TITLE
                ---------                                           -----
          /s/ STEPHEN A. SNIDER                   President, Chief Executive Officer and
------------------------------------------        Director (Principal Executive Officer)
            Stephen A. Snider

        /s/ RICHARD W. FITZGERALD                 Senior Vice President and Chief Financial
------------------------------------------        Officer (Principal Financial Officer and
          Richard W. FitzGerald                   Accounting Officer)

                    *                             Director
------------------------------------------
              Thomas C. Case

                    *                             Director
------------------------------------------
              John K. Castle

           /s/ ERNIE L. DANNER                    Executive Vice President and Director
------------------------------------------
             Ernie L. Danner

                    *                             Director
------------------------------------------
               C. Kent May

                    *                             Director
------------------------------------------
           William M. Pruellage

                                                  Director
------------------------------------------
           Edmund P. Segner III

                    *                             Director
------------------------------------------
               Samuel Urcis

       * By: /s/ STEPHEN A. SNIDER
------------------------------------------
            Stephen A. Snider
             Attorney-in-fact

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          3.1            -- Restated Certificate of Incorporation of Universal
                            Compression Holdings, Inc. (incorporated by reference to
                            Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 2000).
          3.2            -- Restated Bylaws of Universal Compression Holdings, Inc.
                            (incorporated by reference to Exhibit 3.2 to Registrant's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 2000).
          4.1+           -- Registration Agreement, dated September 15, 2000, among
                            Universal Compression Holdings, Inc., the Reuben James
                            Helton Trust Dated January 24, 2000, and Michael Pahl.
          5.1+           -- Opinion of King & Spalding as to the legality of the
                            common stock being registered.
         23.1+           -- Consent of King & Spalding (included as part of its
                            opinion filed as Exhibit 5.1).
         23.2*           -- Consent of Deloitte & Touche LLP.


---------------


+Previously filed.


* Filed herewith.